FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 230-1828 (T)

Pressure BioSciences, Inc. Announces Changes to its Board of Directors

South Easton, MA, September 17, 2009 – Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” and the “Company”) today announced that Mr. P. Thomas Vogel has resigned as a member of the Company’s Board of Directors, and Mr. Alan D. Rosenson has been elected to fill the newly created vacancy, each effective Tuesday, September 15, 2009.

Mr. Vogel served as a director of the Company since January 2004.  He will remain associated with PBI, providing consulting services on an as needed basis until September 15, 2011.

At a meeting of the Board of Directors held on September 15, 2009 subsequent to receiving Mr. Vogel’s letter of resignation, the Board voted unanimously to elect Mr. Rosenson to fill the Class II vacancy created by Mr. Vogel’s resignation.  Mr. Rosenson was also appointed to the Audit, Compensation, and Nominating Committees.

R. Wayne Fritzsche, Chairman of the Board, said: “We are thrilled to have Alan Rosenson join our Board.  Given Alan’s experience in assisting other growing technology companies, and his demonstrated interest in working with PBI, the Board has been considering him as a potential new director for the past several months.  Prior to Tom’s resignation, we uniformly determined that Alan would add a valuable new dimension to the make-up of our Board and would bring new talent and vision to assist us in achieving our strategic objectives.  With Tom’s resignation, the Board concluded that it was an opportune time to elect Alan to the Board.”

Mr. Fritzsche continued: “Tom Vogel has served the stockholders of the Company with commitment, integrity, and wisdom for many years.  We look forward to Tom’s continued service to the Company in his new consulting capacity.  We thank him for his valuable service as a director and wish him well as he moves on to a new chapter in his life.”

Mr. Vogel said: “I have had the privilege to serve the stakeholders of PBI during nearly six years of significant corporate development and sustained growth.  Unfortunately, my recent move to Arizona, combined with my responsibilities to a growing family business, make it impossible for me to continue my duties as a director.  However, I am comfortable that I am leaving at a time when PBI is well positioned for significant short and long term success.”

Mr. Vogel continued: “All things considered, this was an appropriate time to step down, knowing that a person of Alan’s experience, knowledge, and drive was prepared to fill my Class II vacancy.  Furthermore, since the Board has asked me to provide consulting services on an as needed basis for the next two years, I will be able to continue to provide counsel to management and the Board during what I believe will be a very exciting and rewarding time for the Company.”

Mr. Rosenson commented: “I have spent most of my professional life working with and investing in technology companies. To that end, I have been intrigued with the Company’s core technology since I was first introduced to PBI in 2008.  Quite frankly, after lengthy due diligence, I came to the conclusion that pressure cycling technology (“PCT”) is one of the most remarkable and exciting technologies I have encountered.  I am honored for the opportunity to join the Board of PBI, to continue Tom’s fine work, to bring my perspective and experience to the Board, and to work with the other members of the Board and the entire PBI management team to achieve the success that all stakeholders of the Company deserve.”

Mr. Rosenson currently serves as President of ALJAR Investments, Inc, which he founded in 1994, and through which he manages stock and bond portfolios for private clients.  In 1987, Mr. Rosenson founded Consulting Innovations, Inc., an information systems firm, that currently provides consulting services and technology training to high-level executives and business owners.  Mr. Rosenson has been a volunteer for various charities, including Omni Youth Services, since 1990.  Mr. Rosenson earned his B.A. degree from Indiana University with honors, and his MBA degree from Washington University in St. Louis.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 13 US and 6 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical (primarily enzymatic) reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts in the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements regarding the achievement of the Company’s goals and objectives and the potential of the Company’s pressure cycling technology. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of PCT, and the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods.  Further, the Company expects that it will need additional capital to fund its continuing operations beyond the second quarter of 2010.  Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

                               Visit us at our website http://www.pressurebiosciences.com